SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                                Commission File Number   0-11453
                                                                        --------
                           NOTIFICATION OF LATE FILING

(Check One): |_| Form 10-K    |_| Form 20-F    |_| Form 11-K    |X| Form 10-Q
             |_| Form N-SAR

                  For Period Ended:         June 30, 2002
                                    --------------------------------------------
                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  Read attached instruction sheet before preparing form. Please print or type.

       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                        PART I -- REGISTRANT INFORMATION
         American Physicians Service Group, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

Former Name if Applicable

         1301 Capitol of Texas Highway, Suite C-300
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

        Austin, Texas  78746
--------------------------------------------------------------------------------
City, State and Zip Code

                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    |X|   (a)  The reasons described in reasonable detail  in Part  III of  this form could not be eliminated without unreasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         The Registrant respectfully requests a delay in the filing of its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2002 (the "Form 10-QSB") due to the following:

         The registrant has been advised as of August 14, 2002 by its independent auditors that, due to the timing of their engagement as independent auditors and the commencement of their work, the auditors have not yet had sufficient time to complete the procedures which they consider necessary in the circumstances.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         William H. Hayes                 512                   314-4403
         -------------------         ---------------        ---------------
                (Name)                 (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 |X| Yes |_| No or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
           ---------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for |X| Yes |_| the last fiscal year will be reflected by the earnings statements to be included in the subject report or No portion thereof?

           If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

           The Registrant expects net income to be approximately $400,000 for the quarter ended June 30, 2002 compared to $285,000 in the comparable period in 2001. For the six months ended June 30, 2002 net income is estimated to be $3,000,000 versus $410,000 in the comparable period in 2001. In both periods improvements in the registrant's insurance operations, consulting operations, and recognition of deferred gains on operating asset sales contributed to the increases. In addition, for the six month period, the Registrant recognized a $1.9 million after tax gain on the sale of investments.

---------- ---------------------------------------------------------------------

                     American Physicians Service Group, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this information to be signed on its behalf by the undersigned thereunto duly authorized.


Date  August 14, 2002                        By /s/ William H. Hayes
     -----------------                       -------------------------
                                              William H. Hayes
                                              Senior Vice President- Finance



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
--------------------------------------------------------------------------------

 Intentional misstatements or omissions of fact constitutes Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------


                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).